Exhibit 99.1

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CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP, IR

Dave Dyer Chico’s FAS, Inc. - President & CEO

Pam Knous Chico’s FAS, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Rick Snyder Maxim Group - Analyst

Neely Tamminga Piper Jaffray - Analyst

Betty Chen Wedbush Securities - Analyst

Richard Jaffe Stifel Nicolaus - Analyst

Lorraine Hutchinson Bank of America-Merrill Lynch - Analyst

Dana Telsey Telsey Advisory Group - Analyst

Liz Pierce Ascendiant Capital Markets - Analyst

Jennifer Black Jennifer Black & Associates - Analyst

Marni Shapiro The Retail Tracker - Analyst

Liz Dunn Macquarie Research - Analyst

Adrienne Tennant Janney Capital Markets - Analyst

Tom Filandro Susquehanna International Group - Analyst

Janet Kloppenburg JJK Research - Analyst

PRESENTATION

Operator

Good morning and welcome to the Chico’s FAS Inc. first-quarter 2013 earnings conference call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). I would now like to turn the conference over to Mr. Todd Vogensen, Vice President of Investor Relations. Please go ahead, sir.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks and good morning, everyone. Welcome to Chico’s FAS first-quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Dave Dyer, CEO and Pam Knous, CFO.

Before Dave begins his executive overview, we would like to remind you that our discussions this morning include forward-looking statements and quarter-to-date data points, which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially.

The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. Also the results discussed on this call do exclude nonrecurring acquisition and integration costs for Boston Proper. A reconciliation to GAAP results is included in today’s press release for your reference. And with that, I will turn it over to Dave.

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Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thank you, Todd and good morning, everyone. I was told by a boss early in my career that if you wanted a weather report, he would hire a weatherman. So I have always been reluctant to talk about the effects of weather on business. However, this past quarter, I should have hired a weatherman. The unseasonably cool spring and the highly promotional environment resulted in weaker-than-anticipated performance for Chico’s FAS.

For us, this was particularly the case in the Chico’s brand, which, as we discussed with you one year ago, excels in warmer weather and we are cycling the successful launch of the So Slimming jeans. White House | Black Market and Soma successfully navigated through the weather and promotional environment, both delivering positive single-digit comps on top of double-digit comps in 2012 whereas Boston Proper’s sales were impacted by both the weather and systems conversions that we did early in the quarter.

As our past performance would support, we once again responded quickly to the sales softness to manage expenses and to end the quarter with clean inventories. I want to commend all of our teams for managing so well through this quarter. Therefore, our key financial metrics were record sales, plus 3.1%; earnings per share, flat to last year’s record of $0.32; comparable sales, flat to last year which was, last year, was up 9.6%; gross margin, record gross margin dollars, yet down 50 basis points reflecting the promotional environment; and SG&A, a deleverage of 70 points reflecting our strategic investments in marketing and occupancy expenses with the new stores.

To provide a little more color by brand, I am pleased that Chico’s delivered a two-year comp stack of up mid-single digits in the quarter and a three-year comp stack of up mid-teens. Particularly satisfying, we know how much she loved the fashion this quarter because when she came to shop, be it in store or online, Chico’s generated one of the highest conversion levels ever. In other words, having braved the elements, she found much to warm her heart.

Soma delivered a compelling performance yet again overcoming soft mall traffic to drive a comparable sales increase this quarter for a two-year stack of over 20% and a 16 consecutive quarters of positive comps. Soma delivered a record gross margin rate and launched its new Stunning Support bra in late April. As a matter of fact, I was just at the factory in Sri Lanka that manufacturers the Stunning Support bra and I really believe this bra can be a gamechanger for Soma. The bra is innovative; it appeals to a new customer, and we are excited by the initial customer feedback and response.

Subsequent to the launch, Soma’s May-to-date comparable sales performance has returned to a double-digit level. Also, Soma continues to generate positive cash flow and brand contribution for the trailing 12 months.

For White House | Black Market, the considerable strength in its new Perfect Form fabric and the continued evolution of the Work Kit resulted in a comparable sales increase of 6.4%. This represents an impressive two-year stack of 17.7% and the 17th consecutive quarter of positive comparable sales increases for the brand.

Boston Proper sales were not only impacted by the weather, but also by an entirely new website and many other changes. Pam is going to talk about this in detail a little later on. However, I do want to comment on two matters. First, as we discussed last quarter, our repositioning of the Boston Proper assortment has gone well with more balanced assortments and price points. Second, I am pleased to report that our first two Boston Proper stores are far exceeding our expectations beginning with our grand openings in Coconut Point and Boca Raton where customers literally lined up and waited for hours to get into the store. Traffic and sales have been outstanding for both stores.

Three of the most exciting data points have been: new customers to the brand are generating nearly half of our sales to date; our omni-channel offering, including our tech table in the stores, which allows online orders within the store, is larger than we anticipated; and our initial customer feedback has been very positive. It is still early and we continue to test, but we are clearly enthusiastic regarding the future store rollout for Boston Proper.

One of the major 2013 strategic investments I discussed in our last call was the emphasis we are placing on omni-channel sales and marketing. A subset of omni-channel is our ability to engage directly with our customers via social marketing. This is an area that has experienced dramatic growth at Chico’s FAS and a medium that we are continuing to develop. We currently have close to 1.3 million Facebook fans, over a 300% increase in the past year. And on YouTube, our brand’s videos have been viewed over 2.2 million times.

We find that our customers are extraordinarily passionate about our brands. They love to hear about our brands and they love to talk about our brands. You might say we were social before social was fashionable. Social marketing allows us to bring the personal one-on-one boutique experience and Most Amazing Personal Service online and our customer just loves it.

Overall, as we increase our customer engagement, we believe that she is becoming even more loyal to our brands. As a result, to facilitate our omni-channel customer experience, we use social commerce tools like ratings and reviews, Facebook-exclusive offers, live chats and exclusive content and applications to assist our customer. Our approach is slightly different brand to brand based on the preferences for each brand’s customer. For example, the Chico’s customer loves games, especially when tied to a giveaway or special offer. In fact, women over the age of 55 spend more time playing online games than males 15 to 34. Kind of hard to believe, but true.

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So last fall, we created an innovative spend and slim Wheel of Fortune-like game on Facebook where we gave away a pair of So Slimming pants or jeans each day and a grand prize of $500 Chico’s gift card. It generated awareness for So Slimming and our customers loved it. Close to 60,000 games were played and we received over 170,000 entries.

In summary, social marketing programs are allowing us to build an ever larger community of passionate brand advocates by providing products, values and inspiration resulting in more loyal and deeper most amazing personal relationships. Social marketing is a critical customer shopping touchpoint for the future growth of Chico’s FAS. We are investing in it and we are striving for nothing less than leadership within specialty women’s apparel. In a few minutes, I will return to wrap up with my concluding remarks and with that, I want to turn it over to Pam. Here is Pam.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thanks, Dave and good morning, everyone. I would now like to provide details on our first-quarter results. Net sales were a record $671 million, an increase of 3.1% compared to our record results of $651 million last year. The top-line headwinds in the first quarter have been well communicated with unseasonably cooler weather dampening demand versus last year’s unusually warm spring. This especially played out in seasonal categories like shorts, crops, tanks and tees. Recall that last year, weather and color were both working for us and we generated a 9.6% positive comparable sales increase.

Combined, Chico’s/Soma comparable sales declined by 2.8% for a two-year positive stack of 6% and a three-year positive stack of 15.8%. White House | Black Market comparable sales was up 6.4% in the quarter for an impressive two-year stack of 17.7% and a three-year stack of 25.1%. We estimate that the cooler weather negatively impacted our total Company comparable sales results by several hundred basis points in the quarter.

Boston Proper sales decreased in quarter one, which was mostly self-inflicted as our cutover to the new website and started shipments from our distribution center were a bit more difficult for our customers to navigate than we anticipated. The entire look and feel of the website was different, which initially made the customer experience somewhat challenging. The enhancements to the website include faceted search for more targeted browsing, e-gift cards and gift cards and single page checkout.

Today, the good news is that our Boston Proper customer is loving the website and its enhancements. Our updated website also reflects the imagery from our boutiques to support a truly omni-channel experience, including a new color scheme and logo. As Dave commented, with the repositioning of Boston Proper substantially complete, we anticipate solid improvement in Boston Proper’s gross margin rate in the remaining quarters; yet we expect pressure on their sales comparisons as we are not planning to cycle last year’s markdown unit levels. We are pleased to say that we have now moved past the majority of our transition hurdles. Total integration costs in the quarter approximated $900,000 in pretax one-time expenses.

Chico’s, White House | Black Market and Soma delivered record sales and record high customer files. We are also pleased to report that transactions were positive. However, average dollar sales were down reflecting an increased promotional environment to sell through seasonal merchandise. We opened 46 new stores this quarter for a total of 114 net new stores compared to last year and we are on pace to open 135 to 145 new stores in 2013.

Gross margin was 57.7%, lower by 50 basis points in the quarter as we promoted to move through spring, seasonal product categories. I am pleased to say, at quarter-end, in-store inventory per selling square foot increased by only 2.3%. Excluding the impact of the calendar shift from last fiscal year’s 53rd week, total inventories increased approximately 9.2% from prior year, in line with our square footage increase and forecasted sales level as we start the summer season.

We initiated our strategic investments for omni-channel, Canadian stores and Boston Proper boutiques in the quarter, which are critical to fueling our long-term growth. SG&A as a percent of sales increased by 70 basis points in the quarter with about half of the deleverage due to the strategic investments. The remainder of the increase was due to higher occupancy and marketing expenses, partially offset by savings in store payroll and lower incentive compensation.

Capital expenditures totaled $34.6 million in the quarter, primarily for store growth initiatives and we estimate approximately $140 million in capital expenditures in 2013. We finalized the integration of Boston Proper into our distribution center and the majority of our investments in automation are complete. Our distribution investments will continue to impact our year-over-year gross margin until fine tuning is concluded, which we estimate to occur by the end of this year.

During the quarter, the Company repurchased 3.4 million shares of stock at a cost of $60 million for an average cost of $17.46 per share. These repurchases demonstrate the Board’s ongoing commitment to return excess cash to shareholders and their confidence in the long-term growth prospects for the Company. As of quarter-end, we had $240 million remaining on the share repurchase authorization and we had $288 million in cash and marketable securities on our balance sheet.

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Turning to the remainder of the year, our primary initiatives for growth in the near term are new stores, expanding omni-channel sales and marketing capabilities and increasing the breadth of products using our slimming technology. As we transition into May, the month is playing out to be cool with soft traffic as well and not surprisingly, we continue to see softness in seasonal categories.

As we discussed last quarter, the calendar shift resulting from the 53rd week will continue to cause some choppiness this year. As examples, Mother’s Day was a week earlier in May and in Chico’s, a major promotional event was moved from second quarter last year into first quarter in 2013. With that, I will turn it back to Dave for his wrapup comments.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Okay, thank you, Pam. Amidst the coolest spring in years, cycling Chico’s strong launch of the So Slimming jeans and a prior-year comparable sales increase of 9.6%, I view it as an accomplishment to have delivered flat earnings to last year’s record results despite flat comparable sales. We are now in the fourth week of the second quarter and I can share with you that it is reflected on our unaudited daily flash sales through yesterday. Quarter-to-date, total Company sales were up approximately 1%. These results are on top of the prior-year quarter-to-date total sales increase last year of 18.4% during the same time frame, which included an entire quarter of Boston Proper sales.

Our quarter-to-date increase reflects store square footage growth, weather still cooler than last year, the shift to the Chico’s VIP promotion into first quarter from second quarter due to the 53rd week timing shift and the decision not to cycle last year’s markdown units of Boston Proper. We are now transitioning into our summer collections. Chico’s demonstrates its passion for summer including, on-trend crocheted tops, white on white styles, bold cobalt blue prints and stylish maxi dresses and skirts.

White House | Black Market’s summer collections begin with splashes of color and shades of turquoise and now in flame red as we emphasize our strong dress collection and polished casual assortment with pants and crops in our new Perfect Form fabric.

Soma continues to become America’s new bra destination with the addition of the Stunning Support bra that I discussed earlier, as well as Soma’s signature summer dresses and luxurious sleepwear.

Boston Proper highlights its summer chic look with dresses and tops featuring a uniquely island look for the season and of course, we are deploying our customer-centric marketing that drives brand awareness and new customers across all brands.

As I think of what is ahead for us in 2013, we are working towards several major milestones, including opening our next two Boston Proper stores this fall, opening three White House | Black Market stores in Canada, driving ongoing innovation in our slimming fashion lines for all brands, opening 30 to 35 stores in the second quarter and approximately 55 stores in the third quarter and on our way to 135 to 145 net new stores this year, implementing ongoing improvements in our omni-channel experience, including the social marketing elements I discussed earlier.

We have great fashion. We are excited by the strategic growth opportunities that we are pursuing and next week, I hope to see many of you in Winder, Georgia, right outside of Atlanta, as we tour our newly automated distribution center. We are excited that you will be able to physically see how we are developing competitive advantages in pursuit of sustained omni-channel growth over the long term. I am now going to turn it back to Todd.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thank you, Dave. That concludes our prepared comments. At this time, we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question. And with that, I will turn the call back over to Denise.

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QUESTION AND ANSWER

Operator

(Operator Instructions). Rick Snyder, Maxim Group.

Rick Snyder - Maxim Group - Analyst

Hi, good morning, everyone. The shift in the Chico’s brand due to the calendar, could you quantify how much that shifted in sales for the first quarter?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, it was one of our major events of the season that shifted from the second quarter to the first quarter. But I think that if I had to really sum up the first quarter and what the issues were in Chico’s, I would say the major thing — I would say shorts, crops, tanks and tees. Anything that is summer was tough. Most of our sales decrease was in those four categories that I just mentioned and obviously, I think it is obvious why. We excel in the spring season. First quarter is one of our stronger quarters of the year and we went off of a 100-year record warmth the year before and then into I think record cold.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Like over the last 60 years record cold.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Last 60 years. I mean we had days, if we wanted to use Chicago as an example, where we had a 95 degree temperature decrease in February from the year before. I mean it was unbelievable. So that really was what happened to us in the first quarter is our spring assortments, which are normally very, very strong, just didn’t sell. Actually, if you look at regions outside of the Midwest and the Northeast, we did comp, but when you looked at the Midwest and Northeast, which was hit continually by storm after storm, that is where we really lost traction.

Rick Snyder - Maxim Group - Analyst

And just one other question. You mentioned on the last call that the gross margin was going to be a bit choppy because of the calendar shift. I thought there was a benefit to Q1. When does that reverse? Is it Q2 or Q4 that that reverses out? In other words, we traded a — because of the calendar shift, we traded a full price — or actually it was a markdown week last year for a full-price week this year in Q1, I believe.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

I don’t know that we intended to say it quite that way. Clearly, throughout the year, there are ups and downs with margin, but we really didn’t get into kind of the quarterly swings. Sorry.

Rick Snyder - Maxim Group - Analyst

Okay, thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We talked about it, some choppiness in sales, because of events moving, but I don’t remember talking about margin. Perhaps we did. We’d have to go back and talk about that. I don’t remember that.

Rick Snyder - Maxim Group - Analyst

Okay, thank you.

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Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray - Analyst

Good morning. Dave, what can you guys do from a media buy perspective? You guys are pretty powerful when you go on TV, especially across all brands. How have you been able to adjust kind of the media buy to kind of maybe save some powder in the keg for later?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, the media, we buy in advance, so there is some flexibility, which we exercise, but basically you kind of lock and load early on. So for the first quarter, which is traditionally very strong, we locked and loaded and unfortunately, we fired shots into snowstorms with our spring assortments. So we do have still strong media plans. We think we have great items. The Stunning Support bra is absolutely fantastic and actually it is coming off to be one of the better bra launches that we have had. That didn’t launch until really the beginning of this quarter.

Soma is, I think I said earlier, is back up to double-digit comps. So we are really, really pleased with the way that that is powering through. We have other TV planned for both White House | Black Market as we get into fall and certainly for Chico’s as well. We believe in the power of TV, but hopefully the next big campaign that we run, we will be running it when the customer is able to get to our stores and buy.

Operator

Betty Chen, Wedbush Securities.

Betty Chen - Wedbush Securities - Analyst

Thank you. Good morning, everyone. I was wondering, Pam, if you can talk a little bit about the strategic investments? I know you mentioned in the first quarter, it sounds like they accounted for almost half of the SG&A deleverage. Should we expect that to continue into the second quarter as you had I think discussed on the last call? And for that to kind of ease up in the back half? Any color around that would be really helpful.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Great, thanks, Betty. Yes, we are very excited that we were able to launch all of these initiatives in the first quarter and actually, Dave, the Canadian store openings are scheduled for the October time frame.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Right, mid-October.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Right. So our comments that we made in the first quarter was obviously we are investing at this point, but we don’t have sales to offset any of that investment. So certain of these initiatives will be generating sales in the back half, but it is a pressure point for us in SG&A this year as we make these investments.

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Betty Chen - Wedbush Securities - Analyst

And then I was wondering if I could follow-up with Boston Proper. It sounds like the initial test stores have got off to a really good start. How are you, in terms of getting the new customers, able to kind of generate that type of interest, especially as you kind of think about going into new markets? I know the next two test stores will likely be in the Florida region, but have you thought about expanding beyond that state? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Yes, one of the things that we are very lucky about with Boston Proper is they have a 25-year history of direct-to-consumer. So we have a tremendous database, which helps us actually place the stores in markets where they are most penetrated or the customer has the largest customer interest. And I would say that certainly Florida has been a strong hold for them being a Florida-based company, Texas, West Coast, California, Arizona has been strong, Atlanta and the Northeast.

So as we look, our rollout strategy for Boston Proper is to open stores in a marketplace that we can get some synergy in a particular marketplace like Florida where we can get synergy of our marketing initiatives. I think that, as I looked back the way Soma was launched maybe five or six years ago, we were coast-to-coast border-to-border with 50 stores and it just doesn’t work. You don’t get any synergy from your marketing impact. So that is why we are grouping stores in areas. You will see us go into a city and maybe open three or four stores in a city. So that is the way that we are looking at rolling it out.

We have markets identified. We have four more — or two more stores this fall. As we go into the next year, our plans are to open 15 to 20 stores. Again, we are looking for real estate. Some has been identified, some hasn’t. And then based on that, if we are successful, I think you will see a very aggressive rollout as we get into 2015.

Betty Chen - Wedbush Securities - Analyst

Great, thank you so much and best of luck.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thank you.

Operator

Richard Jaffe, Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much, guys. Just a thought about the business and the growth. Outlets has been an important part of the story and wondering how those performed versus the full-line stores. And then if you could talk about possible changes in the marketing effort to drive traffic in spite of the weather.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, let’s first talk about the marketing efforts to drive traffic in spite of weather. One of the things that we do with all of our marketing, when you look at all the catalogs that we send out, the television that we do, we are doing a lot more on social media and paid search on e-commerce. We know that for every dollar that we generate from paid search on e-commerce, it generates $2 in our stores. That is because we have such large loyalty files. Over 90% of our customers are in our loyalty, so we actually know if we do something here what happens over there. And I would say that you will see a lot more marketing through both social media and online. We still believe in traditional marketing of television, which will continue to be a very strong medium for us.

And catalogs, we believe in catalogs, but we are being much more targeted with our catalogs. We are very interested in looking at response. We have been doing a lot of data analytics and what we have been able to find is we have been able to get increased response rate on less circulation, which is really a win-win. So we are really looking at everything. It is not one thing; it really is everything.

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I think that what you probably will not see is any desperate promotions. We just — that is just not the way we want to run our business. We believe that our product is right. We believe that we are priced right and we are marketed well. So we think that we will win in the long run and we are very aggressively going to go after the next three quarters anyway.

Richard Jaffe - Stifel Nicolaus - Analyst

And marketing spend year-over-year should therefore be essentially flat with catalogs down, TV in line with last year and social media and online being up a bit?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We really haven’t talked about the total marketing spend, but we have spent a substantial amount in marketing, probably more than average.

Richard Jaffe - Stifel Nicolaus - Analyst

And outlets?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

I think we have heard from a few different competitors that traffic across the country really, no matter what the venue, was a little bit difficult in Q1. We have a little bit of the tailwind behind us for White House moving to more made-for-outlet product and they have increased their penetration pretty significantly from about 49% last year to 67% this year. And then on the Chico’s side, continuing to refine product promotions and everything else, so we are early in the game and that provides us a little bit of a benefit on outlet.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, and I think too if you look at the square footage that we are dedicating to outlets for both Chico’s and White House, we are very, very excited about the opportunity that outlets bring to us.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We opened our 100th Chico outlet earlier this spring and White House, I think, now has, what, 47 outlets, something — (multiple speakers).

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Maybe a little bit more.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I don’t remember exactly. We are opening so many stores; it is hard to keep track of them all, but outlets is certainly a good part of our strategy. How many?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

48.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

48. I was off one. It must’ve been one opened on me yesterday.

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Richard Jaffe - Stifel Nicolaus - Analyst

So stay the course with outlets, it sounds?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Yes, it is. Yes, we believe in that, we believe in that and actually we think it will become more and more important as we continue to grow it and I think that each of our brands can have certainly well over 100 outlets. So we have got lots of room to grow.

Operator

Lorraine Hutchinson, Bank of America-Merrill Lynch.

Lorraine Hutchinson - Bank of America-Merrill Lynch - Analyst

Thank you, good morning. Given the slower start to the quarter because of the cooler May, should we expect the gross margin to be down this quarter and then what is the outlook for the back half?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Sorry, Lorraine, we actually are focusing much more of our commentary on kind of long-term objectives at this point. So we have gotten away from some of the quarterly detail.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

But I will tell you one thing is the biggest I guess canary in the mine to me for gross margin is inventory. And when Pam said that our inventory was up 2% per square foot, and we also said that we are comfortable with the quality of our inventory, when we saw that we had some issues in first quarter, we were able to manage through them by canceling, by taking promotional markdowns where we thought we had to, which actually affected our gross margin a little bit in the first quarter, but we are coming into the second quarter clean. And I think that that is again the biggest indicator of potential margin swings of anything.

Lorraine Hutchinson - Bank of America-Merrill Lynch - Analyst

Thank you.

Operator

Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning, everyone. Any more commentary just as you are thinking about warm weather and cold weather regions, how the differences in performance by brand were. And also as you are thinking about the outlet business, sorting outlet goods versus in-store goods, what are you seeing in terms of pricing and how you are moving through product there given the ultimate margin equation? Thank you.

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Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, all brands perform better in the warmer weather areas and those affected less by weather than — certainly the Midwest and the Northeast were tough across all brands and the warmer weather climates were improved against all brands. In terms of — what was the second question?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Pricing for outlets versus frontline.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Oh, pricing for outlets. Well, as we are moving towards more and more made-for-outlet, we think that obviously will strengthen our pricing. We still do some clearance from stores. It is probably less than 10% at Chico’s or around 10% at Chico’s and right now, based on what Todd had said, it is around 30%, 33% in White House | Black Market. At Soma, basically, it is even a smaller percentage than that. It is mainly the apparel that is cleared.

As we continue to build our made-for-outlet product, you will see that, in White House | Black Market, that that will continue to go down as a percent of the total because what we have found is we can liquidate at a much higher margin if we consolidate our merchandise, get big size runs again and do it online. So we have used the direct-to-consumer channel more and more as a way to — again to get a higher margin in clearance goods and you will see less and less dependence on that for outlets.

Dana Telsey - Telsey Advisory Group - Analyst

Got it. Any adjustments in product assortment by brands that you are looking at making or with the current weakness in sales, are you thinking about it more — is it a macro weather issue or is it something — adjustments in product to be made?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I am thinking about it more as a macro weather issue, honestly. I went out and shopped the malls frequently during the first quarter and internally, I told the gang here that I really was proud of them for a number of reasons. First is we managed expenses very, very well during the quarter. When we saw that weather was doing, we went back and we really went after expenses. We managed expenses well, we managed inventory well and as I shopped the stores in the mall, I thought that our assortments looked fresh, fashionable and terrific against the competition.

So normally, I am not one that will not beat up on myself if I think that there are things that we have done that are not right. And yes, were there a few product misses here and there? There were, but that wasn’t the majority of our problem. Our problem was really — I mean I could tell you for Chico’s, again, shorts, crops, tanks and tees. I mean that — if you look at the dollars in those four things, if I would have had just a normal sales in those items early on, I would’ve been doing backflips down Chico’s Lane here. But it is what it is. We played the hand that we were dealt I think very well.

Dana Telsey - Telsey Advisory Group - Analyst

Thank you.

Operator

Liz Pierce, Ascendiant Capital Markets.

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Liz Pierce - Ascendiant Capital Markets - Analyst

Thanks, good morning. Dave, you have often spoken about the Chico’s customer and her portfolio and I was just curious, with the market as strong as it has been, it probably — what have you heard from her in terms of perhaps pent-up demand? Like it was weather and she will be ready to come back when the weather is better. Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I think the thing that bodes the most for that is when we got her in the store, our conversion was the highest that we have ever had. So that said that when she came in she shopped. And so I think the big thing is to get her to come in and hopefully there is some pent-up demand. I mean I don’t know that you ever get it all back from what I have seen over my last 40 something years in this crazy business, but I think that we can get some of it back. So if there is anything, I am really encouraged by that. I am encouraged by the product introductions that we have and I think our stores look good. And I think the assortments going forward look good.

I think that our merchants are really on top of what is going on within our own business and within our competition and within the marketplace as a whole. And I think that we are performing well and we just need to get her in. Traffic has been our biggest problem.

Liz Pierce - Ascendiant Capital Markets - Analyst

Great, thanks. That’s very helpful. Best of luck.

Operator

Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Good morning. I wondered if you guys could talk about your very successful CRM at all of your brands. And I wondered if there were any plans for Boston Proper. And I wondered if there were — I mean really I think what I am asking — do you have any plans to enhance the programs? And then I wondered how many Passport members and how many Black Book members you currently have that are active. Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Our active file is up across all brands and that has happened from reactivation. We have done very well at. And retention, we have done very well at. I think that perhaps in this last quarter, our new customer acquisition was up slightly across all brands across the Company. Maybe a little choppy against the brands, but we think that our file is in really good shape and we believe that that again bodes well for us for the future when you see your file continuing to grow and you have retained your customers.

Jennifer Black - Jennifer Black & Associates - Analyst

Thoughts on Boston Proper?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Boston Proper’s file, I am trying to remember specifics of that.

Jennifer Black - Jennifer Black & Associates - Analyst

Do you have a loyalty program?

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Pam Knous - Chico’s FAS, Inc. - EVP & CFO

(inaudible) loyalty program. Are you thinking about a loyalty program?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, if you want to look at the loyalty programs, we are actually enhancing and rolling out differences in our loyalty programs. We’re going to start with White House | Black Market where we are going to improve the loyalty program coming up. We then will follow that with Chico’s and then as Boston Proper kind of gets through the store openings, we will come in and put a loyalty program in with them too. We will also split Soma’s loyalty program from the Chico’s brand so they can do things a little bit differently than just kind of tagging onto Chico’s. So all of that is in the works.

Most of that is — White House will happen this year. Most of the others will happen in 2014. But our CRM efforts, we have got some very, very talented people in our CRM and database management areas and I think that they are doing a great job and we are moving the nut forward.

Jennifer Black - Jennifer Black & Associates - Analyst

That is exactly what I wanted to hear. Just one follow-up. Do you have any plans for free shipping at Boston Proper?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, they are doing free shipping promotions right now and it varies. I think we just did anything over $400 is shipped free. That was in our new — we actually revised all the shipping tables down to where they were less expensive than they were before with free shipping over $400. We also run free shipping over $200 as promotions. For right now, I think until we get the new stores rolled out, and kind of feel some stability in terms of our being able to really predict the behavior of the brand, I don’t think that we will add across-the-board free shipping. But I would say that long term we will go that way.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay, great. Looking forward to seeing you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Oh, you are going to be there?

Jennifer Black - Jennifer Black & Associates - Analyst

I will.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

All right, see you then.

Operator

Marni Shapiro, The Retail Tracker.

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Marni Shapiro - The Retail Tracker - Analyst

Hey, guys. Thanks and congrats because I think the stores did look really fantastic all season in spite of the weather. So could you talk a little bit about — it seems that White House obviously did buck the trends, but I felt as I walked through those stores all season, they had what I considered a much more transitional assortment. They weren’t as heavy in tanks and shorts and things like that. So if you can talk a little bit about their assortment and did you have as good conversion at White House or was it much more steady-eddie same as last quarter and the quarter before?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I think White House has gone, over the last few years, has gone ditch to ditch in their first-quarter assortment. They have had too much cold weather and they have had too much warm weather. And this year, I think certainly by their focus on the Work Kit and the wear to work and the Perfect Form, their inventories were a little bit more focused and more balanced than they have been in the past few years and perhaps that was one of the reasons that they more successfully navigated the quarter.

But our Perfect Form pants and fabrication and the Work Kit continue to be very, very strong, as well as a lot of the casual things. But again, it was that — kind of that balance that they had that I think helped them out.

Marni Shapiro - The Retail Tracker - Analyst

And I noticed in your Chico’s stores, you guys did a focus on — a wear to work focus. That was product that you had in your stores, but it was merchandised and signed differently this quarter and I was curious if you can talk about that because I am guessing many of your Chico’s customers do still work.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, you’re absolutely right. That is one of the things from our CRM and database management and customer research that we did. When we looked at it, we found that there was a lot more of our customers working than perhaps we had recognized beforehand. So that is one of the categories that we are working and we will continue to build. We think it can be an important part of the Chico’s assortment.

Marni Shapiro - The Retail Tracker - Analyst

I know it was tiny, but did it do well in the quarter because it looked very good?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Yes.

Marni Shapiro - The Retail Tracker - Analyst

Fantastic, fantastic. See you guys in a couple weeks — next weekend. Best of luck with the next quarter.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Actually, for Chico’s, again, if I take out shorts, crops, tanks and tees, pants, So Slimming denim, So Slimming pants, travelers.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Activewear.

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Dave Dyer - Chico’s FAS, Inc. - President & CEO

Activewear.

Marni Shapiro - The Retail Tracker - Analyst

All those sheer (multiple speakers) the sheer tops that you guys do and all those things I’m assuming did well because they seem to sell very quickly out of the store.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Everything except for those four categories that I talked about generally had positive comps. So it was — it really was. That was one of the reasons why, when I went back and really analyzed what happened and what was going on, you could almost place the vast majority of our problems were in the warm weather categories. And perhaps in Soma, some bright colors. But other than that, we were pretty pleased with the way some of the other categories performed.

Marni Shapiro - The Retail Tracker - Analyst

Fantastic. Thanks, guys.

Operator

Liz Dunn, Macquarie.

Liz Dunn - Macquarie Research - Analyst

Hi, thanks for taking my question. I appreciate some of the color on categories. I apologize if I missed it. Was there anything geographically that you could call out in terms of warm weather regions that gave you confidence that this was just a weather issue and was there any discussion of monthly trends, how the comp progressed as we moved through the quarter? And then just a follow-up on the 1% quarter-to-date, that is total sales? Do I understand that correctly and if so, could you give us a sense of where the comp is trending? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

That is total sales and comp is less. Based on that, comp would be slightly negative. So what we did say beforehand is if I took out the Midwest and the Northeast, we would’ve had a totally different comp story for the first quarter. We would have a totally different comp story now, but it is what it is. You play the hand you’re dealt and that was the hand we were dealt. And we excelled and we are a warm — we excel in warm weather. Our assortments in warm weather are generally the best in the marketplace and we got caught on the good side last year and we got caught on the bad side this year.

Liz Dunn - Macquarie Research - Analyst

Did it get any better as the quarter progressed February versus April?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

We don’t really break down the monthly comps, but I think (multiple speakers).

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Dave Dyer - Chico’s FAS, Inc. - President & CEO

It was spotty. It was up and down.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Except for February.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

February, when we released results, we were running up 7%. We ended the quarter at an up 3%. So definitely as we got into what were warmer weather months last year, it was a more challenging compare.

Liz Dunn - Macquarie Research - Analyst

Okay, see you in Georgia.

Operator

Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Capital Markets - Analyst

Good morning, everybody. My question is actually this whole notion of the shift. I was wondering if you can help reconcile Q1, the total sales up 3%, square footage up high single digit and the flat comp. I know there is some shifting going on, but I just can’t figure out what it is. And then similarly, the shift from 3Q to 2Q, I know it is not as pronounced for the women’s retailers, but there is the pickup of all those tax-free days. So if you can help us out with that shift as well, that would be great. Thanks.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Yes, so in terms of the comps and total sales, I think what we would say is there is some timing of new store openings that always plays into it that cause a little bit of funkiness, but overall we are very happy with how our new stores are performing. And in terms of shift impacts on Q2, we haven’t been quantifying — really over the course of the entire year, it all evens out at this point.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Honestly, it is just screwy to look at. We are looking at it — I don’t know how else to say it. We are looking at it shifted, unshifted, events and earlier Easter.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

(inaudible)

Dave Dyer - Chico’s FAS, Inc. - President & CEO

It’s unbelievable, just (multiple speakers). We were slicing and dicing everywhere we can to try to get a handle on what is going on and it is just — I said before it is kind of wonky this year and I certainly am looking for it to be 100 degrees and stay there for quite a while.

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Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, as I say, get back to shorts, crops, tanks and tees. And that carries over quarters, etc.

Adrienne Tennant - Janney Capital Markets - Analyst

Okay, well, I have confidence that you guys — the product really does look great at the store, so hopefully product prevails in the end. Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I hope so too because I know we have got great service.

Operator

Tom Filandro, Susquehanna International Group.

Tom Filandro - Susquehanna International Group - Analyst

Hi, thank you. Can you guys just provide a little more color on your inventory positioning by brand in terms of carryover as well and just how should we think about units and dollar positioning for the balance of the year? Thank you.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Well, we don’t specifically comment on inventory by brand, but we are very comfortable with where we are positioned as we exited the quarter. As Dave commented, we feel that we are very clean. To comment that the inventory per square foot is only up 2% as we exit the quarter, we do feel very good about where our inventories are positioned. And as Dave said, we continue to — always look to the future and plan and react to the trends that we see as the year is unfolding.

Tom Filandro - Susquehanna International Group - Analyst

Okay, Pam, can I ask another follow-up question on BP performance in the quarter? I was just curious, in terms of like the average transaction value of the AUR given the revised pricing architecture, are you guys making adjustments to that? Did you see anything in the way the customer reacted to the new pricing of balance that you have in the assortment?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, she is reacting very positively. As Dave commented, this was a repositioning that we took on last fall. It was in place for the majority of the first quarter and clearly, what we are seeing is we are not cycling the markdown units. We are seeing tremendous response to full-price units and she is really liking the offering that is there and the sales challenges, really the fact that we are not having to exit some fashion items, some fashion misses that we had last year.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

The average order in Boston Proper, if you go back to the direct-to-consumer side of the business, is much higher than industry average. And while we saw a dip with that last year due to all the extra promotions and extra markdown units that we had in our assortment, this year, it is recovered. So we are very happy with the average order that we are getting in Boston Proper and it helps because it is full price this year.

Tom Filandro - Susquehanna International Group - Analyst

Terrific. Best of luck. Thank you.

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Dave Dyer - Chico’s FAS, Inc. - President & CEO

We will have our end-of-season clearance coming up in the next month. We have two end-of-season clearances in Boston Proper. The promotional cadence is a little bit different in that brand than it is in our other brands because it is driven — right now it is more direct-to-consumer than it is to stores. Over time, we see that it will be the balance and honestly we just don’t care what channel they shop in, we just want them to shop.

Tom Filandro - Susquehanna International Group - Analyst

Thank you.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everybody and congratulations on managing through a very difficult quarter. Dave, I was wondering if you could talk a little bit about trends in the DTC channel and the Internet e-commerce business. Were they as difficult? And I was also wondering if you had seen business in your warmer weather markets accelerate in April and May to a level where you feel comfortable that your assortments are fundamentally strong. Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I think we have seen more strength in the warm weather climate and we do believe that our assortments are fundamentally strong. I just want it to get hot. But the other question was in —?

Janet Kloppenburg - JJK Research - Analyst

In the direct channel, did you see (multiple speakers)?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I would say that, obviously, this is — why we talk about an omni-channel, we don’t care which channel they shop in. Obviously, when we had weather affecting the store channel because people couldn’t get there, people were happy to shop either online or through the catalog or by phone or however they wanted to shop. And we did see certainly increases in that way to shop. However, we think that they work together and we don’t care (multiple speakers) where they shop, just shop.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And as they say, our marketing tools, be it TV, be it mailer, she is going to choose where she shops. She is going to go to a store, she is going to go online, all of our marketing doesn’t point her to a given location. It is driving her to the medium that she is happy and is convenient for her at that time.

Janet Kloppenburg - JJK Research - Analyst

Okay. And I was also wondering if, when Dave talked about May business, it implied that comps were I think slightly negative. Should we assume, Dave, that there has been a deceleration at White House because of weather as well or has the distinction between the brands remained the same?

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Dave Dyer - Chico’s FAS, Inc. - President & CEO

It is different by brand. It is different by brand. As we have said before, White House had a more balanced assortment, so White House has a little bit different trends than Chico’s does and Soma. I mean Soma we said was a double-digit increase. So it is different across the brands. Chico’s was affected the most.

Operator

Ladies and gentlemen, that will conclude our question-and-answer session. I would like to turn the conference back over to Mr. Todd Vogensen for any closing remarks.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thank you, Denise. That does conclude our call for the morning. As always, I am available for any follow-ups that are necessary. Thank you all for joining us this morning and we appreciate your continuing interest in Chico’s FAS.

Operator

Thank you. Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may now disconnect.

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